Code of Ethics

Last revised May 27, 2025

529 Fifth Avenue, Suite 500, New York, NY 10017

CODE OF ETHICS

Introduction
Regulatory Background and Purpose
ARS has adopted the policies and procedures described in this section of the Manual (“Code of Ethics” or “Code”) to maintain a policy of strict compliance with the highest standards of ethical business conduct and the provisions of applicable laws, including state and federal securities laws and regulations. Rule 204A-1 (“Rule”) under the Advisers Act requires ARS to adopt a code of ethics containing provisions reasonably necessary to prevent Access Persons (as defined below) from engaging in any act, practice or course of business prohibited by the Rule.
Fiduciary responsibility also includes the duty to disclose any material facts that might influence the Client’s decision to purchase or refrain from purchasing a security recommended by ARS or engage ARS to manage the Client’s investments.

ARS, as a fiduciary, must eliminate or make full and fair disclosure of all conflicts of interest which might incline ARS – consciously or unconsciously – to render advice which is not disinterested such that a client is in a position to understand and provide informed consent to the conflict. Also, ARS must also act in Client’s best interest, and disclosure and consent do not themselves satisfy ARS’ duty to act in Client’s best interest. ARS has several disclosure documents regarding conflicts of interest to assist Clients in understanding conflicts of interest specific to ARS. For example, Form ADV Part 2A can be found on ARS’ website: https://arsinvestmentpartners.com.

In addition, this Code of Ethics has been adopted to ensure that Employees who have knowledge of portfolio transactions will not be able to act thereon to the disadvantage of ARS or its Clients. It is the responsibility of each Employee to understand the various laws applicable to such Employee and to conduct personal securities transactions in a manner that does not interfere with the transactions of ARS or its Clients, or otherwise take unfair advantage of ARS or its Clients.
The Code does not address every possible situation that may arise. Consequently, every Employee is responsible for exercising good judgment, applying ethical principles, and bringing violations or potential violations of the Code of Ethics to the attention of the CCO. Any questions regarding ARS’ Code of Ethics should be referred to the CCO.
ARS may change the Code and its related policies at any time. ARS retains the sole right to administer and interpret all policies within this Code.

Definitions
Access Person. The term “Access Person” means any Supervised Person who:
1)has access to nonpublic information regarding any Client’s purchase or sale of securities,
2)has access to nonpublic information regarding the portfolio holdings of any Reportable Fund, or
3)is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic. ARS deems all Supervised Persons to be Access Persons, except for non-employee directors that do not share office space with ARS and as such non-employee directors are not subject to Personal Securities Transactions, described below.

Automatic Investment Plan. An “Automatic Investment Plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts according to a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.
Beneficial Ownership. Employees will be deemed to have “Beneficial Ownership” in a Security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest (i.e., the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject Securities) in such Security.
Generally, you will be considered to have a beneficial ownership interest in:
•securities which you hold for your own benefit in bearer form, registered in your own name or otherwise, whether or not the securities are owned individually or jointly,
•securities held where you have instructed, arranged, or influenced others (e.g., your spouse, minor children, or other dependent relatives) to hold securities in their name for you,
•securities held in a trust for which you either are a trustee or beneficiary and in which you have an interest,
•securities held by others for your benefit, such as securities held by an executor or administrator or by custodians, broker-dealers, or relatives, or by share clubs of which you are a member,
•securities owned by a partnership of which you are a general partner, unless that partnership has delegated fund management to an independent manager to whom full discretion is granted,
•securities held by a corporation if you are a controlling shareholder of such corporation and have or share investment control over the corporation’s portfolio, securities to which you may be entitled through the exercise or conversion of a derivative security, whether or not presently exercisable, or
•securities recently purchased by you and awaiting transfer into your name.

You also will be presumed to have Beneficial Ownership of securities held by members of your immediate family sharing the same household. Immediate family members include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, person in an adoptive relationship, or domestic partner sharing a household with you. If you have any question about whether an interest in a Security or an account constitutes Beneficial Ownership of that Security, you should contact the Chief Compliance Officer.
Federal Securities Laws. The term “Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.
Initial Public Offering. The term “Initial Public Offering” means an offering of Securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.
Limited Offering. The term “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(5) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.
Non-Reportable Securities. The term “Non-Reportable Securities” means:
•direct obligations of the U.S. Government;
•bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements;
•shares issued by money market funds;
•shares issued by open-end funds (other than “ETFs”) that are not advised or sub-advised by ARS (or ARS’ affiliates);
•shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised or sub-advised by ARS or its affiliates;
•any report with respect to securities held in accounts over which the Access Person or their Family Members have no direct or indirect influence or control;
•Any transaction report with respect to transactions effected pursuant to an automatic investment plan (including dividend reinvestment plans);
•any transaction report that would duplicate information contained in broker trade confirmations or account statements that ARS holds in its records so long as the CCO receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Reportable Brokerage Accounts. Reportable Brokerage Accounts include any personal brokerage account over which the Employee has:
1)control or discretionary trading authority, and
2)the capability to hold or trade Reportable Securities as defined in SEC Rule 204A-1.

Reportable Security. The term “Reportable Security” includes all Securities other than Non-Reportable Securities.
Security. The term “Security” has the same meaning as it has in Section 202(a)(18) of the Advisers Act. For purposes of this Code, the following are Securities:
•Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights;
•Any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof);
•Any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security;
•Any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security;
•Any securities-based swap agreement also will be considered a Security for purposes of this Code
•“Security” also includes a right to acquire a Security, as well as an interest in a collective investment vehicle (such as a limited partnership or limited liability company);
•Note that for the purposes of ARS’ policies, cryptocurrencies should be treated as reportable securities; and
•Exchange-Traded Funds.

Supervised Person. The term “Supervised Person, “you”, or “your” means:
•Any partner, director, or officer of ARS, or other person occupying a similar status or performing similar function.
•Employees.
•Any other persons who provide advice on behalf of ARS and are subject to the supervision and control of ARS.

The below will also be considered a Supervised Person for the purposes of the Code:
•Temporary workers.
•Consultants and vendors.
•Independent contractors.
•Certain employees of affiliates.
•Particular persons designated by the CCO.

Supervised Persons are prohibited, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client or the provision of investment advice to Clients regarding securities for a fee:

•To defraud a Client in any manner.
•To mislead a Client, including by making a statement that omits material facts.
•To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a Client.
•To engage in any manipulative practice with respect to a Client.
•To engage in any manipulative practice with respect to securities, including price manipulation.
•To engage in front running, and/or profit personally, directly or indirectly, as a result of knowledge about a security.

Administration of Code
The CCO shall be responsible for all aspects of administering and all interpretive issues arising under this Code. The CCO or a delegate is responsible for considering any requests for exceptions to, or exemptions from, the Code. Any exceptions to, or exemptions from, the Code shall be subject to such additional procedures, reviews, and reporting as may be deemed appropriate by the CCO.

Recordkeeping Requirements
ARS shall maintain the following records at its principal place of business, including via digital or cloud storage:
•A copy of each Code in effect during the past five years.
•A record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs.
•A copy of each personal trading report required by this Code.
•A record of all persons required to make reports currently and during the past five years.
•A record of all persons who are or were responsible for reviewing these reports during the past five years.
•A record of any decision (and the reasons supporting such decision) to approve any person’s purchase of securities in an initial public offering or private placement, for at least five years after approval.

Condition of Employment or Service with ARS
This Code of Ethics applies to each Employee of ARS. Employees shall read and understand this Code and uphold the standards of the Code in their day-to-day activities at ARS. Compliance with the Code shall be a condition of employment or continued affiliation with ARS and conduct not in accordance herewith shall constitute grounds for sanctions (including, without limitation, reprimands, restrictions on activities, disgorgement, termination of employment, or removal from office). Each Employee shall indicate his or her receipt and understanding of, and agreement to comply with, the ARS Compliance Manual and this Code through electronic affirmations available via third-party compliance technology resources.

Standards of Conduct
Employee Conduct
The following general principles should guide the individual conduct of each Employee:
Employees will not take any action that will violate any applicable laws or regulations, including all federal securities laws as well as any related rules, as well as all applicable ARS policies.

1)Employees will not take any action that will violate any applicable laws or regulations, including all federal securities laws and any related rules, as well as all applicable ARS policies.
2)Employees will adhere to the highest standards of ethical conduct.
3)Employees will maintain the confidentiality of all information obtained in the course of employment with ARS.
4)Employees will bring any issues reasonably believed to place ARS at risk to the attention of the CCO.
5)Employees will not abuse or misappropriate ARS’ or any Client assets or use them for personal gain.
6)Employees will disclose any activities that may create an actual or potential conflict of interest between the Employee, ARS, and/or any Client.
7)Employees will deal fairly with Clients and other colleagues and will not abuse their position of trust and responsibility with Clients or otherwise take inappropriate advantage of his or her position with ARS.
8)Employees will comply with the Code of Ethics.

Falsification or Alteration of Records
Falsifying or altering records or reports of ARS, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities of ARS or its Clients, or knowingly approving such conduct is prohibited. Examples of prohibited financial or accounting practices include:
•Making false or inaccurate entries or statements in any ARS or Client books, records, or reports that intentionally hide or misrepresent the true nature of a transaction or activity
•Manipulating books, records, or reports for personal gain
•Failing to maintain required books and records that completely, accurately, and timely reflect all business transactions
•Maintaining any undisclosed or unrecorded ARS or Client funds or assets
•Using funds for a purpose other than the described purpose
•Making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction.

Competition and Fair Dealing
ARS seeks to outperform its competition fairly and honestly. ARS seeks competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner’s consent, or inducing such disclosures by past or present Employees of other companies is prohibited. All Employees should endeavor to respect the rights of and deal fairly with ARS’ Clients, vendors, service providers, suppliers, and competitors. No Employees should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. Employees should not falsely disparage or make unfair negative comments about its competitors or their products and services. Negative public statements concerning the conduct or performance of any former Employees should also be avoided.

Personal Securities Transactions
General
ARS has adopted the following general principles governing personal investment activities by ARS Employees:
•The interests of Client accounts will be placed in front of any Employee personal transaction. Appropriate investment opportunities must be made for ARS’ Clients before ARS or any Employee may act on them.
•All personal securities transactions will be conducted in such a manner as to avoid any actual, potential, or perceived conflicts of interest or abuse of an individual’s position of trust and responsibility.

Pre-Clearance Procedures
Employees must obtain approval from the Personal Trading group via email prior to executing a transaction in any Reportable Brokerage Account, and by submitting a pre-clearance request on a third-party compliance technology platform.

Pre-clearance issued pursuant to these procedures is effective only for the specified Security and only until the close of the markets (i.e., 4 pm Eastern Standard Time) on the day on which pre-clearance is granted. If a trade is not executed on the day pre-clearance is granted, a new pre-clearance request must be submitted on the next trading day for that day.
NOTE: Under exceptional circumstances (to be determined in the sole discretion of the CCO), Supervised Persons who are unable to obtain pre-clearance through the third-party compliance technology platform may seek pre-clearance solely via email to the Personal Trading group.
Post-approval of personal securities transactions is not permitted.
As noted above, certain Supervised Person transactions in Reportable Securities are subject to pre- clearance by a member of the Personal Trading group and subsequent review a designated compliance employee. A transaction for a Supervised Person’s account may be denied if it is determined that the Supervised Person is unfairly benefiting in relation to, or that the transaction conflicts with, or appears to conflict with, any “Client Transaction,” any of the above-described trading restrictions, or this Code. Client Transactions include recommended transactions for any Client or other account managed or advised by ARS. For the avoidance of doubt, Client Transactions do not include unsolicited orders or unsupervised assets.
The determination that a Supervised Person may unfairly benefit from, or that a Supervised Person transaction may conflict with or appears to conflict with, a Client Transaction will be subjective and individualized, may include questions about the timely and adequate dissemination of information, availability of bids and offers, and other factors deemed relevant for that transaction or series of transactions.
ARS encourages Supervised Persons to adopt long-term strategies that are consistent with their financial resources and objectives. In addition, ARS reserves the right to disapprove transactions that, in the discretion of the CCO and/or Managing Partner, constitute excessive or inappropriate trading activity that has the potential to interfere with job performance or compromise ARS’ fiduciary duty to its Clients.

It is possible that disapproval of a transaction could be costly to a Supervised Person or members of a Supervised Person’s family. It is understood and acknowledged that ARS’ trading restrictions are considered necessary to avoid conflicts of interest or the appearance of conflicts of interest, and thus benefit ARS and its Employees.
The transactions below – and only those specified below – are exempt from the above pre-clearance requirement:
•Transactions in non-reportable securities.
•Transactions through an established Automatic Investment Plan.
•Transactions that occur without the direction of the Employee (e.g., option expiration, called bond, converted security, etc.).
•Any transaction in an account over which a Supervised Person does not have any direct or indirect influence or control (e.g., accounts managed by a third party on a discretionary basis),
•Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities for which a Supervised Person has Beneficial Ownership.
•Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off, or other similar corporate distribution or reorganization applicable to all holders of a class of Securities for which a Supervised Person has Beneficial Ownership.
•Note that cryptocurrency is not exempt and pre-clearance is required.

Restricted List, Active Research List, Buy and Hold List

The following specific restrictions apply to all trading activity by Supervised Persons:
•Any transaction in a Security in anticipation of an order from or on behalf of a Client (front running) is prohibited.
•Any transaction in a Security included on the Restricted List maintained by ARS is prohibited. ARS’ Restricted List shall include the name of any company as to which one or more individuals at ARS may have material information which has not been publicly disclosed.
•No trades will be permitted in any ARS-sponsored product, e.g., ARS ETFs, beginning the day a trading order is sent for that ETF and ending the day the CCO receives confirmation that the trading order has been completed.

For the avoidance of doubt, Client transactions will be considered completed when ARS completes trading for any pending block trade (whether such trade is a “program trade” or whether such trading activity is undertaken on behalf of a smaller sub-set of Client accounts). Notwithstanding the foregoing, follow-on maintenance trades, Client-initiated trades, and trades for non-discretionary accounts will not be part of the original block trade. Supervised Persons may engage in trades in the same securities and at the same time of such trades so long as ARS reasonably believes such trading activity will not negatively affect Client transactions. In addition,
1)Supervised Persons will not buy or sell options on a Security that is listed on ARS’ Active Research List, Buy List, or Hold List.
2)Any short selling or option trading that is economically opposite any pending or imminently planned recommended transaction for any Client is prohibited without prior approval of a member of the Personal Trading Group, excluding Exempt Transactions. For the avoidance of doubt, short selling is permitted for securities that are not on ARS’ Buy List or Active Research List.

Participation in IPOs, ICOs, Secondary Offerings and Private Placements

No Employee may acquire any security in an initial public offering (“IPO”), initial cryptocurrency offering (“ICO”), or secondary public offering without the prior approval of the CCO.
Private placements of any kind (including, but not limited to, limited partnership investments, limited liability companies, hedge funds, private equity funds, PIPEs, real estate, oil and gas partnerships and venture capital investments) may only be acquired with pre-approval of the CCO, and, if approved, will be subject to monitoring for possible future conflicts. A request for approval of a private placement must be submitted in advance of the proposed date of investment.
In summary, when pre-clearance of a transaction is required, the following procedure must be followed:
•Pre-clearance requests must be submitted by the requesting Supervised Person to the CCO. The request must describe in detail what is being requested and any relevant information about the proposed activity.
•The CCO will respond to the request as quickly as is practical, either giving an approval or declination of the request, or requesting additional information for clarification.
•Pre-clearance authorizations expire 24 hours after the approval, unless otherwise noted by the CCO.

•Records of all pre-clearance requests and responses will be maintained for monitoring purposes and ensuring the Code is followed.

Disclosure of Brokerage Accounts
Each Employee must disclose all brokerage accounts in which an Employee holds a beneficial interest within ten (10) days after becoming an Employee and thereafter upon establishing any new brokerage account.

Brokerage Accounts that are not Reportable Brokerage Accounts
Managed Accounts
An Employee will be exempted from the “Pre-Clearance Procedures” with respect to any account over which the Employee has no discretionary trading authority (i.e., no direct or indirect influence, or power to control or influence investment decisions in the account) (“Managed Account”). However, the Employee will still be required to disclose the existence of the Managed Account.
A Managed Account is an account that meets the following criteria:
•The account is managed by a third-party investment manager (i.e., financial planner or wealth manager or trustee) that is an independent unaffiliated professional, or
•The Employee has no direct or indirect influence or power to control or influence investment decisions in the account, including: (a) suggesting purchases or sales of investments to the trustee or third-party discretionary manager; (b) directing purchases or sales of investments; or (c) consulting with the trustee or third-party discretionary manager as to the allocation of investments to be made in the account.

However, Employees will be required to provide reports of all holdings and transactions made in the Employee’s Managed Accounts at the request of the CCO through data feeds or manual entries made within the compliance portal regardless of Managed Account status.
Accounts that Cannot Contain Reportable Securities
An Employee will be exempted from the “Pre-Clearance Procedures” under this Code with respect to an account that is unable to hold Reportable Securities. However, the Employee will still be required to disclose the existence of the brokerage account. Further, Employees will be required to provide reports of holdings and transactions made in the Employee’s brokerage accounts through data feeds or manual entries made within the compliance portal.

Investment Disclosure for Reportable Brokerage Accounts
Holdings Reports
All Employees must certify their personal securities holdings via the Initial Holdings Report within ten (10) days after first becoming an Employee. The information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Employee.
Additionally, Employees must submit an Annual Holdings Report by January 30th of each year, provided, however, that an Employee need not submit an Annual Holdings Report if the information reported therein would be duplicative of information contained in data received by ARS through data feeds or manual entries made within the compliance portal. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

Each Initial Holdings Report and Annual Holdings Report must include the following:

•Title and type of each security, and as applicable the exchange ticker symbol or CUSIP number in which the Access Person has any direct or indirect Beneficial Ownership.
•Number of shares and principal amount of each security in which the Access Person has any direct or indirect Beneficial Ownership.
•Name of any financial institution with which the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person.
•Date the Holdings Report is submitted.
If an Access Person is not required to report any information on an Initial Holdings Report or an Annual Holdings Report, the Access Person must still submit a written and signed statement to that effect by the date on which the applicable Holdings Report is due.

Quarterly Transactions Reports
Employees must file a written or electronic Quarterly Transactions Report within thirty (30) days after the end of each calendar quarter that identifies all transactions made during the quarter, provided, however, that an Employee need not submit a Quarterly Transactions Report if the information reported therein would be duplicative of information obtained by ARS through data feeds or manual entries made within the compliance portal.
A Quarterly Transaction Report should contain the following:
•The date of the transaction, the title and exchange ticker symbol or CUSIP number.
the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security.
•The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition).
•The price of the Reportable Security at which the transaction was effected.
•The name of the broker, dealer or bank with or through which the transaction was effected.
•The date the report is submitted.
A Quarterly Transactions Report must be submitted even if no purchases or sales of securities were made during the period covered by the report.

Review
The CCO shall be responsible for notifying Employees of their reporting obligations under this Code and reviewing the reports submitted by each Employee under this Code.
The CCO may assign the review of Employee reports to a designee, however, no person shall be allowed to review or approve his or her own reports, and reports shall be reviewed by the CCO or other officer who is senior to the person submitting the report. The CCO shall maintain records of all reports filed pursuant to these procedures.
All Employee personal securities transactions are subject to monitoring to ascertain any patterns of conduct which may evidence conflicts with the principles of this Code, including patterns of front-running or other inappropriate behavior.

Prohibition against Insider Trading
ARS Policy
Investment advisers and their Employees may have access to material information about a public company that has not been publicly disseminated. Federal and state securities laws generally make it unlawful for any person to trade in securities of a publicly traded issuer while in possession of material, non-public information concerning such issuer or its securities. It is also unlawful to pass material, non-public information to others (a practice known as “tipping”). The persons covered by these restrictions are not only “insiders” of publicly traded issuers, but also any other person who, under certain circumstances, learns of material, non-public information about an issuer, such as attorneys, investment banking analysts, and investment managers.
Violations of these restrictions may have severe consequences for both ARS and its Employees. Trading on material, non-public information or communicating such information to others is punishable by imprisonment and criminal fines. In addition, employers may be subjected to liability for insider trading or tipping by Employees. ARS may be held liable for failing to take measures to deter securities laws violations where such failure is found to have substantially contributed to or permitted a violation.
In light of these rules, ARS has adopted the policy applicable to all Employees that an Employee may not trade in any Client or personal account in the securities of any publicly traded issuer about which the Employee possesses material, non-public information (“MNPI”), nor “tip” others about such information.
The laws of insider trading are continuously changing. Employees may legitimately be uncertain about the application of the rules contained in this Manual. Often, a single question can forestall disciplinary action or complex legal problems. Employees should notify the CCO immediately if they have any questions as to the propriety of any actions or about the policies and procedures contained herein.

Explanation of Insider Trading
The elements of insider trading and the penalties for such unlawful conduct are discussed below. If any Employee has questions, they should consult the CCO.

What is Material Information?
“Material information” is defined generally as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to:
•business combinations (such as mergers, joint ventures, tender offers, or changes in assets);
•changes in financial results;
•changes in earnings estimates;
•significant litigation exposure;
•new products, discoveries, developments regarding customers or suppliers or service announcements like, for example, the acquisition of loss of a contract;
•events regarding the issuer’s securities, for example, repurchase of shares, defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities, recapitalization plans, bankruptcies, or receiverships;
•antitrust charges;
•labor disputes;

•change in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report;
•pending large commercial or government contracts;
1)significant shifts in operating or financial circumstances (such as major write-offs and strikes at major plants); and
2)extraordinary business or management developments like a change in control or in the board of directors or executive management.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal’s “Heard on the Street” column.
No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. If an Employee is in receipt of non-public information that they believe is not material, they should confirm such determination with the CCO.

What is Non-Public Information?
Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report publicly filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.
If the information is not available in the general media or in a public filing, it should be treated as non-public. If an Employee is uncertain whether information is non-public, they should contact the CCO.

Specific Sources of Material Non-Public Information
Below we describe potential sources of MNPI that Employees may encounter. If an Employee accesses or utilizes any of these sources of information, whether in connection with their employment duties or otherwise, they should be particularly sensitive to the possibility of receiving MNPI about a publicly traded company, and immediately notify the CCO if they feel that they have received MNPI. This list is provided for general guidance and is not an exclusive list of all possible sources of MNPI.

Contacts with Public Companies

Contacts with public companies represent an important part of ARS’ research efforts. ARS may make investment decisions based on conclusions formed through such contacts and analysis of publicly available information. Employees must be especially alert to the potential for access to sensitive information during such contacts. Information received from company representatives during a conference call that is open to the investment community is public.

Difficult legal issues arise, however, when Employees become aware of MNPI. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, ARS must make a judgment as to its further conduct. To protect themselves, ARS, and its Clients, Employees should contact the CCO immediately if they believe that they may have received MNPI. To the extent that any meeting or contact is not open to the investment community, Employees participating may be required to issue a standard notification at the beginning of the meeting that they do not wish to receive non-public information. To the extent that any meeting or contact is not open to the investment community, Employees participating should issue a standard notification at the beginning of the meeting that they do not wish to receive non-public information.

To support review of these communications, all calls or meetings with any employee of a public company must be logged into an internal data base at or before the time of the meeting. Ross Taylor is responsible for ensuring the maintenance of this internal database. The CCO will review at least semi-annually all company contacts with public companies listed in the database.

Clients who may be Corporate Insiders
The Director of Client Services will maintain a list of all Clients and fund investors who are corporate insiders.
For purposes of this Manual, “corporate insider” shall mean a director or senior officer of a company, as well as any person or entity that beneficially owns more than 10% of a company's voting shares.

Contacts with Research Consultants
Employees may wish to engage the services of third-party research firms (“Consulting Services”), to assist in their research efforts. Generally, such Consulting Services provide access to experts (each a “Consultant”) across a variety of industries and disciplines. Employees must be especially alert to the potential for access to material non-public or confidential information during such contacts.
Any engagement of a new Consulting Service or Consultant must be pre-approved by the CCO via an Expert Network Request in ARS’ third-party compliance technology platform. In addition, Employees must notify the CCO prior to each contact (whether a call or meeting) with any previously approved Consultant. The CCO will maintain a list of all ARS contacts with Consultants.
The following guidelines apply to all Employee contacts with Consulting Services and Consultants:
3)Prior to any conversation with a Consultant, Employees must remind or inform such Consultant that (i) ARS invests in publicly traded securities and (ii) neither ARS nor the Employee wish to receive MNPI or confidential information that the Consultant is under a duty, legal or otherwise, not to disclose.
4)The Consultant must acknowledge that he or she is unaware of any conflict with any law, regulation or duty owed to any person or entity that may arise by providing ARS or its Employees with his or her services or inform the Employee or ARS otherwise.
5)If a Consultant inadvertently discloses MNPI regarding any company, the Employee must contact the CCO immediately, who will determine if ARS must be added to the Restricted List.
6)The CCO may chaperone calls with Consultants.
7)Employees may not discuss any company (public or private) with which a Consultant is affiliated, including but not limited to a director, trustee, officer, employee, or any other known affiliation.
8)Ensure all agreements with experts, third party research consultants, and other applicable service providers contain appropriate insider trading prohibition disclosures.
9)Pre-clear each communication with an expert or consultant with the Chief Compliance Officer using the Expert Network Request in ARS’ third-party compliance platform.
10)If the expert or consultant currently works at the subject issuer or has ceased employment less than six months ago, you may not continue the communication.
11)When initiating conversations with an expert or consultant, inquire whether:
1)the expert or consultant is permitted by his or her current employer to provide such expert information or consulting services;

2)the firm has its own insider trading policies and procedures;
3)such policies and procedures must be agreed to in writing;
4)document in your record of the communication that these questions were each and all asked and answered in the affirmative. If the responses are anything other than affirmative, do not proceed with a conversation with such consultant and report such conversation to CCO;
12)Record each communication with the expert in a Public Company Contact disclosure in ARS’ third- party compliance technology platform; and
13)Ensure all experts and consultants with whom ARS communicated have been disclosed ARS’ third- party compliance technology platform.

If you feel you have received MNPI, you should not trade in the issuer (either personally or on behalf of others, including ARS clients) until you have discussed the matter with the CCO. Discuss facts with the CCO (who may seek advice of outside legal counsel and/or compliance consultants) if you have any questions or doubt. Any documents, notes, or files which contain MNPI should be securely kept and shared only with those persons who need to know such information for compliance purposes.
Employees are restricted from trading on inside information on behalf of ARS’ clients, as well as in their personal accounts.
Employees are reminded of their non-disclosure obligations regarding Company information contained in ARS’ Compliance Manual.

Shadow Trading
Further, the SEC has filed an insider trading case under the theory of “shadow trading”. Shadow trading is where corporate insiders exploit MNPI about their firm, to trade in securities of an “economically-linked” firm, such as a similarly situated competitor.
a)On August 17, 2021, the U.S. Securities and Exchange Commission (the “SEC”) charged a former employee of Medivation, a biopharmaceutical company, alleging that the individual was privy to confidential information that Medivation would be acquired by Pfizer and misappropriated that information to engage in insider trading. Notably, the SEC does not allege that the individual traded in securities issued by either of the companies involved in the acquisition. Rather, the SEC’s complaint alleges that he profited from the purchase of options on the stock of a third company, Incyte Corporation, on the basis that Incyte Corporation was identified by Medivation’s investment bankers as a comparable company to Medivation and that news of the acquisition of Medivation would likely cause the price of Incyte Corporation’s stock to increase.
b)Insider trading is classically thought of as trading in a security of an issuer on the basis of material nonpublic information (“MNPI”) that directly pertains to that issuer. This could include, among other things, non-public information about the issuer’s business operations, trading in the issuer’s securities by another market participant, or the contents of a sell-side research report or mainstream news report that has yet to be published. In this instance, however, the SEC’s complaint does not allege that the defendant was in possession of any confidential information pertaining to Incyte Corporation, the issuer whose securities he traded. Rather, the defendant is alleged to have engaged in so-called “shadow trading” – i.e., using confidential information about one issuer (Medivation) to trade the securities of another issuer (Incyte Corporation) on the basis that the market price of the two securities is likely to react similarly when the information becomes public. Accordingly, this has profound implications for compliance personnel at most investment advisers whose compliance testing and surveillance programs historically have not focused on this type of activity.

Fiduciary Duty Theory

Insider trading liability is established when trading while in possession of material, nonpublic information about an issuer of securities that was obtained in breach of a fiduciary duty or other relationship of trust and confidence. There are alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that confidential information came from an insider who has violated his fiduciary duty to the company’s shareholders and the non-insider knew that the insider disclosed confidential information in exchange for a personal benefit.

Insider trading liability is also established when trading occurs on material, nonpublic information that was stolen or misappropriated from any other person in breach of a duty owed to the source of the information. For example, the Supreme Court found that an attorney misappropriated information from his law firm and its client when he traded on knowledge of an imminent tender offer while representing the company planning to make the offer. Rather than premising liability on a direct fiduciary relationship between the company insider and the attorney, the Court based misappropriation liability on the attorney’s deception of those who entrusted him with access to confidential information.

Misappropriation Theory
The misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.
Insider trading liability is also established when trading occurs on material, nonpublic information that was stolen or misappropriated from any other person in breach of a duty owed to the source of the information. For example, the Supreme Court3 found that an attorney misappropriated information from his law firm and its client when he traded on knowledge of an imminent tender offer while representing the company planning to make the offer. Rather than premising liability on a direct fiduciary relationship between the company insider and the attorney, the Court based misappropriation liability on the attorney’s deception of those who entrusted him with access to confidential information. The misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

Tender Offers
Tender offers represent a concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary volatility in the price of the target company’s securities. Trading during this period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule that expressly forbids trading and “tipping” while in possession of MNPI regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either. Employees should exercise caution any time they become aware of non- public information relating to a tender offer. The CCO should be consulted should there be any doubt.
Circumstances in Which You May Obtain Material, Nonpublic Information
Material, nonpublic information may be obtained in a variety of situations. For example, a person might obtain material, nonpublic information through:

meetings with company representatives (such as "one-on-one" or other discussions with company executives or directors);
serving as a director or being a board observer of a company; participation in industry meetings;

discussions with insider employees or industry consultants or experts (e.g., "expert networks");
interaction with third-party service providers such as legal, banking, brokerage, administrative and printing firms;
family or personal relationships with insiders or others in the financial services industry;
participation on creditor committees;
brokerage relationships providing invitations and access to "PIPE" transactions; investments in private securities (e.g., private debt) and secondary offerings of public issuers;
the ownership of debt and equity securities of the same issuer;
interaction with clients (including private fund investors) who are corporate insiders;
interaction with employees of sell-side broker-dealers and independent research providers;
interaction with other persons in the financial services industry; or interaction with public officials.

US public companies are subject to Regulation FD, which provides that when an issuer, or person acting on its behalf, discloses material, non-public information to certain persons (in general, securities market professionals and holders of the issuer's securities who may well trade on the basis of the information), it must make public disclosure of that information. Notwithstanding an issuer’s responsibilities pursuant to Regulation FD, the Adviser and its personnel should make an independent evaluation of all information received from issuers and their insiders to determine whether the information is material, non-public information.

Notwithstanding the fact that sell-side broker-dealers are required to adopt and implement policies and procedures to safeguard material non-public information generated by its research analysts, including yet- to-be-published views, analyses and reports, changes in estimates, and short-term trade recommendations during morning calls, trading day squawks, idea dinners, and non-deal road shows, ARS and its personnel should exercise caution in their interaction with employees of sell-side broker-dealers[, including making such persons aware that ARS and its personnel are public side investors who do not wish to receive material non-public information,] in order to avoid receipt of such material non-public information.
The Stop Trading on Congressional Knowledge Act of 2012, also known as the “STOCK Act”, makes explicit the fact that there is no exemption from the “insider trading” laws and regulations for Members of Congress, employees of Congress, Executive branch employees, Judicial officers and Judicial employees.

Directorships and Committee Memberships
An Employee of ARS may be a member of the board of directors, creditor’s committee or similar committee, group, or informal organization of credit holders, or have similar status with a public issuer. Any such memberships must be preapproved by the CCO by completing an Outside Activities questionnaire via third- party compliance technology resources.

Confidentiality Agreements
ARS may enter into confidentiality agreements with issuers, their representatives, or third-party firms relating to the evaluation of a potential transaction in an issuer’s securities. All confidentiality agreements must be approved by the CCO prior to execution. Confidentiality agreements, generally, require ARS to maintain information received thereunder in confidence, but may also contain other provisions such as restrictions on trading, restrictions on use of the information or a requirement to destroy or return such information. Employees should be particularly sensitive to information they receive pursuant to a confidentiality agreement as such information is likely to be material non-public information. Employees should also be knowledgeable regarding any restrictions or representations with respect to such information contained in a confidentiality agreement to avoid a breach. If an Employee is uncertain as to their rights and obligations under a confidentiality agreement, they should contact the CCO.

“PIPE” Transactions
Private investments in public companies (“PIPEs”) involve the issuance of unregistered securities in publicly traded companies. Before PIPE investors can publicly trade the unregistered securities, the issuer must file, and the SEC must declare effective, a resale registration statement. To compensate investors for this temporary illiquidity, PIPE issuers customarily offer the securities at a discount to market price. Advance news of a PIPE offering may be material non-public information since the announcement typically precipitates a decline in the price of a PIPE issuer’s securities due to the dilutive effect of the offering and the PIPE shares being issued at a discount to the then prevailing market price of the issuer’s stock. Employees should notify the CCO immediately and exercise caution any time they become aware of non- public information relating to a PIPE offering.

Market Rumors
Creating or spreading a rumor that is known to be untrue with the intent of affecting the market price of a security could constitute an unlawful attempt to manipulate market prices and should always be avoided. In addition, making investment decisions or otherwise acting on information received as a market rumor can carry significant risk for ARS and the Employee, given the inherent lack of certainty that a market rumor is accurate and/or does not constitute material non-public information. Employees should contact the CCO prior to acting on or sharing any information received as a market rumor.

Penalties for Insider Trading
Employees may face severe penalties if they trade securities while in possession of MNPI, or if they improperly communicate non-public information to others. The consequences of insider trading may include:
a)Termination of their employment at ARS.
b)Criminal sanctions which may include a fine of up to $5,000,000 per offense and/or up to twenty years imprisonment.
c)Recovery of profits gained, or losses avoided through illegal trading, and a penalty of up to three times the profit from the illegal trades.
d)Permanent bar from the securities industry.
e)Lawsuits by investors seeking to recover damages for insider trading violations.
f)Civil penalties of up to the greater of $1 million or three times the amount of profits gained or losses avoided by an Employee.
g)Restrictions on ARS’ ability to conduct certain of its business activities.

Insider trading laws provide for penalties for “controlling persons” of individuals who commit insider trading. Accordingly, under certain circumstances, a supervisor of an Employee who is found liable for insider trading may also be subject to penalties.

Compliance Procedures

The following procedures have been established to aid Employees in addressing situations where they have access to MNPI relating to any company. Each Employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties.
Identifying Material Non-public Information
Before executing any trade for themselves or others, including Client accounts, Employees must determine whether they have access to MNPI. Employees should ask themselves the following questions:
h)Is the information material?
1)Is this information that an investor would consider important in making his or her investment decisions?
2)Is this information that would substantially affect the market price of the securities if disclosed?
i)Is the information non-public?
1)To whom has this information been provided?
2)Has the information been effectively communicated to the marketplace by appearing in publications of general circulation?
3)Is the information already available to a significant number of other traders in the market?

If after consideration of the foregoing Employees believe that the information is MNPI, or if they have questions as to whether the information is MNPI, they should take the following steps:
j)Report the matter immediately by submitting a Public Company Contact or Compliance Concern Report, depending on the source of the MNPI, via ARS’ third-party compliance technology platform.
k)Report the matter to the Investment Committee via email to focusinvest@arsinvestmentpartners.com.
l)Do not purchase or sell the securities on behalf of themselves or others, including any Client account.
m)Do not communicate the information within or outside of ARS other than to the CCO and Investment Committee.

Upon the determination by the CCO that the information received is MNPI, a member of the compliance department will add the name to the Restricted List maintained in ARS’ third-party compliance technology platform and advise the rest of the firm via email.

Restricted List
Receipt by ARS or an Employee of MNPI, as well as certain transactions in which ARS may engage, may require, for either business or legal reasons, that Client accounts or personal accounts of Employees do not trade in the subject securities for specified time periods. Any such security will be designated as “restricted.” The CCO will determine which securities are restricted, will maintain a list (the “Restricted List”) of such securities and will deny permission to effect transactions in Client or Employee personal accounts in securities on the Restricted List. The CCO will update the Restricted List in a third-party compliance technology platform as issuers are added or removed. No Employee may engage in any trading activity, whether for a Client account or a personal account, with respect to a security while it is on the Restricted List. Restrictions regarding designated securities are also considered to extend to options, rights, or warrants relating to those securities and any securities convertible into those securities.
A member of the compliance department, upon advice from the Investment Committee, will be responsible for determining whether to edit the Restricted List.
The Restricted List is confidential and may not be disseminated outside ARS.

Confidentiality of Material Non-Public Information

Communications
Information in Employees’ possession that they identify as MNPI may not be communicated to anyone, including any person within ARS other than the CCO and the Investment Committee.
Information Handling
Employees should take all appropriate actions to safeguard any MNPI in their possession. Care should be taken that such information remains secure. For example, Employees should not leave documents or papers containing MNPI on their desks or otherwise in view, access to files containing MNPI and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private.
An Employee may not make unauthorized copies of MNPI. Additionally, Employees must ensure the disposal of any MNPI in their possession is authorized (for example, MNPI obtained pursuant to a confidentiality agreement may be required to be returned in certain circumstances). Upon termination of their employment with ARS, Employees must return to ARS any MNPI (and all copies) in their possession or under their control.

SAC Capital
In November 2013, SAC Capital, founded by Steve Cohen, agreed to a record $1.8 billion fine for insider trading. The SEC alleged that insider trading was widespread at SAC Capital and involved stocks of more than 20 public companies from 1999 to 2010. As many as eight traders or analysts who worked for SAC have either been convicted or have pleaded guilty to charges of insider trading. This includes Matthew Martoma, a portfolio manager who worked for an affiliate of SAC. Martoma was sentenced to nine years in prison after a federal jury found him guilty of trading on MNPI concerning an Alzheimer's drug that was being developed by Elan Corporation and Wyeth. In July 2008, Martoma's insider trading enabled the SAC affiliate to reap $82 million in profits and $194 million in avoided losses, for a total of over $276 million in illicit gains. Martoma received a $9.3 million bonus at the end of 2008, which was he was required to pay back when he was convicted.

Political Contributions
ARS funds or gifts may not be furnished, directly or indirectly, to a government official, government employee or politician for the purpose of obtaining or maintaining business on behalf of ARS. Such conduct is illegal and may violate federal and state criminal laws. Assistance or entertainment provided to any government office should never, in form or substance, compromise ARS’ arms-length business relationship with the government agency or official involved.

All political contributions must be approved in advance, in writing, by the CCO. In accordance with SEC Rule 206(4)-5 entitled “Political Contributions by Certain Investment Advisers,” ARS prohibits all Employees from:

n)Providing advisory services for compensation to a government entity for two years after ARS or its Employee makes a contribution to certain elected officials or candidates who are in a position to influence the selection of the ARS, subject to de minimis contributions.
o)Providing or agreeing to provide, directly or indirectly, payment to any third party (i.e., a placement agent) for solicitation of advisory business from any government entity on behalf of ARS, unless the third party is an SEC-registered investment adviser or an SEC registered broker-dealer, in each case subject to similar pay to play restrictions.
p)Coordinating or soliciting from others (a practice known as “bundling”) campaign contributions to certain elected officials who are in a position to influence the selection of ARS or payments to certain political parties in the state or locality where ARS is seeking government business. This includes employees who control ARS (any general partner, managing member or executive officer, or other individual with a similar status or function), and those who solicit government entities for ARS, together with their direct and indirect supervisors.

Government Entity Records – Records required to be maintained by ARS if it provides or seeks to provide investment advisory services to a government entity. Government Entity Records include Political Contribution Records and Third-Party Solicitor Records.

Political Contribution Records – If ARS provides or seeks to provide investment advisory services to a government entity, either directly or through a covered investment pool in which the government entity invests, ARS must maintain records relating to certain contributions made by it and its covered associates to officials of government entities.
Political Contribution Records Include:
•The names, titles and business and residence of all covered associates of ARS [204-2(a)(18)(i)(A)].
•All government entities to which ARS provides or has provided investment advisory services, or which are or were investors in any covered investment pool to which ARS provides or has provided investment advisory services, as applicable, in the past five years; and 204-2(a)(18)(i)(B)].
•All direct or indirect contributions made by ARS or any of its covered associates to an official of a government entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or a political action committee. Records relating to such direct or indirect contributions or payments will be listed in chronological order and will indicate (a) the name and title of each contributor, (b) the name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment, (c) the amount and date of each contribution or payment, and (d) whether any such contribution was the subject of the exception for certain returned contributions pursuant to Rule 206(4)-5(b)(3).
Third Party Solicitor Records
Third Party Solicitor Records are required to be kept regardless of whether ARS provides investment advisory services to a government entity and include:

The name and business address of each regulated person to whom ARS provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf. [204-2(a)(18)(i)(D)]

Foreign Corrupt Practices Act
The Foreign Corrupt Practices Act of 1997, as amended (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “anything of value” to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. Government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government, or a foreign political party may also be “instrumentalities” of a foreign government.

More specifically, the FCPA prohibits offering to pay, paying, promising to pay, or authorizing the payment, directly or indirectly through a third party, of money or anything of value to any foreign official in order to influence any act or decision of the “Foreign Official” in his or her official capacity or to secure any other improper advantage in order to obtain or retain business. This includes but is not limited to cash, gifts, entertainment, or travel-related expenses.

For the purposes of this compliance manual, “Foreign Official” means any officer or employee of a foreign government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for on behalf of any such public international organization. The definition of Foreign Official should be interpreted broadly, and also includes:

•officials in the executive, legislative or judicial branches of a foreign government whether at federal (national), state or local level;
•employees and officers of state-owned, state-controlled, or state-operated enterprises;
•employees and officers of foreign-government controlled funds, such as pension funds or sovereign- wealth funds;
•political parties, political party officials and candidates for political office; and
•employees of public international organizations (e.g., the World Bank, IMF and EU).

Examples of the types of payments that may be considered payments of value that can violate the FCPA include:
•in-kind contributions;
•investment opportunities;
•subcontracts;
•positions in joint ventures;
•favorable contracts;
•consulting fees;
•business opportunities;
•political contributions; and
•charitable donations and sponsorships.

However, the FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona fide travel costs for certain legitimate business purposes. Nevertheless, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.
Further to the above, the FCPA permits certain small "facilitating" or "expediting" payments to foreign officials to ensure that they perform routine, nondiscretionary governmental duties (e.g. expediting permits, licenses, or other official documents; processing governmental papers, such as visas and work orders; providing police protection, mail pick-up and delivery; providing phone service, power and water supply, or protecting perishable products; and scheduling inspections associated with contract performance or transit of goods across country). The FCPA also permits payment or reimbursement of reasonable and bona fide expenses of a foreign official (e.g., travel and lodging expenses) relating to the promotion, demonstration or explanation of a product or service or to the execution or performance of a contract with a foreign government. Facilitating or expediting payments will not be considered prohibited.

Risk Assessment

To develop, implement and maintain reasonable procedures to prevent violations of the FCPA, ARS shall conduct a risk assessment to evaluate the circumstances that may increase the exposure of ARS to potential FCPA liability. In this regard, the CCO will conduct an FCPA risk assessment that will consider ARS’ affiliates outside the U.S. (if any), government interactions and geographic risks.

The assessment will also address the nature and extent of transactions with foreign governments, including payments to foreign officials; use of third parties; involvement in joint ventures or portfolio investment outside of the U.S.; gifts, travel and entertainment expenses; charitable or political donations; and facilitating and expediting payments. These procedures are intended to be designed and implemented, as appropriate, to address the risks identified through the risk assessment, and the effectiveness of this policy will be regularly tested or otherwise monitored and revised as necessary.
The FCPA applies to U.S. entities and persons and their officers, directors and employees, regardless of nationality. Non-U.S. persons are also subject to the FCPA to the extent they carry out any part of any prohibited activity in or from in the U.S. Business and client-related investment activities of ARS that may raise issues under the FCPA include:

•raising funds or capital or seeking investment management clients outside the U.S. (including from foreign government or state-owned investment entities or sovereign wealth funds);
•acquisition of a significant or controlling interest in a non-U.S. company;
•investment in an entity or joint venture owned or partially owned by a foreign government; and
•use of consultants, agents, or other third parties in soliciting non-U.S. investors or clients or in seeking or making non-U.S. investments.

It is important to note that a written pre-approval from the CCO must be obtained before participating in any activities mentioned above that may violate the FCPA. It follows that any payment or transaction that receives pre-clearance will not be considered prohibited.
Civil and criminal penalties for violating the FCPA can be severe. ARS and its Access Persons must always comply with the spirit and the letter of the FCPA. Access Persons must obtain written pre-clearance from the CCO prior to giving anything of value that might be subject to the FCPA by submitting a Gift and Entertainment Request via ARS’ third-party compliance technology platform.
Record Keeping

The Adviser shall maintain records relating to this policy, including:
•results of ARS’ FCPA risk assessment;
•copies of all pre-clearance approvals of the CCO, records of violations of this policy and actions taken as a result of those violations, and other memoranda relating to the administration of this policy;
•any modifications to this policy;
•attendance of and material related to any training sessions;
•description of red flags, any analysis of those red flags and ultimate determinations; and
•acknowledgement by FCPA Covered Persons of their receipt of this FCPA policy and procedures.

Pay-to-Play
Background

SEC Rule 206(4)-5 prohibits "pay-to-play" practices by investment advisers that seek to provide investment advisory services to government entities (i.e., any state or political subdivision of a state, including: any agency, authority or instrumentality of the state, a pool of assets sponsored or established by the state, a plan or program of a government entity; and officers, agents, or Employees of the state acting in their official capacity). The rule applies to government assets managed by ARS, whether in a separate account or a pooled investment vehicle. Rule 206(4)-5 prohibits:

•An adviser's receipt of compensation from a government entity for two years following any contribution by the adviser or certain of its Employees (“covered associates”), to certain officials of a government entity (“covered official”).
•Payments by an adviser or any covered associate to third-party solicitors or placement agents for their solicitation of government entities unless the third-party solicitor is a registered representative of a broker-dealer or registered investment adviser subject to pay-to-play regulations.
•An adviser and its covered associates from soliciting or coordinating (a practice known as “bundling”) contributions for an official of a government entity to which the adviser is seeking to provide advisory services, or payments to a political party of a state or locality where any adviser is providing or seeking to provide advisory services to a government entity.

The look-back provisions of the rule require an investment adviser to look back in time to determine whether it will be subject to any business restrictions under the rule when employing or engaging a person who would be considered a covered associate due to such person’s triggering contribution to an official of a government entity. The two-year time out is not triggered by a contribution made by a natural person more than six months prior to becoming a covered associate, unless he or she, after becoming a covered associate, solicits investors. As a result, the full two-year look-back applies only to covered associates who solicit for ARS.

Compliance Procedures
The following procedures will apply to political contributions by ARS and its Employees:
•All contemplated contributions to a political candidate (including federal, state, local or PACs) by any Employee will require pre-clearance from the CCO by submitting a pre-clearance request via ARS’ third-party compliance platform.
•Coordination of, or solicitation by, ARS of political contributions to a government official, or payment to a political party of a state or locality, will not be permitted.
•Newly hired or promoted Employees who will be considered covered associates will be required to disclose any political contributions made in the past two years to determine if the look-back provisions will apply by completing and submitting a New Employee Political Contribution Declaration Form via a third-party compliance platform.
•Any new relationships with third-party solicitors will require pre-approval from the CCO.

In addition, the CCO may require periodic certifications from Employees that they have not made any political contributions in violation of ARS’ policy.

De Minimis Exemption
Although all contributions by Employees must be pre-approved, contributions to any state or local candidate or official which are less than the statutory de minimis amounts will be approved. Contributions will be approved if:

•the Employee is entitled to vote for the candidate and the contribution does not exceed $350 per election; or
•the Employee is not entitled to vote for the candidate and the contribution does not exceed $150 per election.

Employees must submit a Political Contribution Approval Request in advance of any contemplated political contribution whether or not the contribution meets de minimis thresholds.
Notwithstanding the foregoing, [the Compliance Officer] will not approve any contribution that would result in adverse consequences to ARS.

Conflicts of Interest
General
Under Section 206 of the Advisers Act, the duty of ARS to refrain from fraudulent conduct includes an obligation to disclose material facts whenever the failure to do so would defraud any Client and prospective Client. ARS’ duty to disclose material facts is particularly relevant whenever ARS is in a situation involving a conflict or potential conflict of interest with a Client or prospective Client. The type of disclosure required by ARS in such a situation will depend upon all the facts and circumstances, but as a general matter, ARS must disclose all material facts regarding the potential conflict of interest so that Clients and prospective Clients can make informed decisions whether to enter or continue an advisory relationship with ARS or whether to take some action to protect himself against the specific conflict of interest involved.

Investment Conflicts
Employees who are planning to invest in or make a recommendation to invest in a security for any Client, and who have a material interest in the security or a related security, must first disclose such interest to the CCO. The CCO shall conduct an independent review of the recommendation to purchase the security for Clients and written evidence of such review shall be maintained by the CCO. Employees shall not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, a Client to avoid an actual or apparent conflict with a personal transaction in a security.

Prohibited Conduct with Clients
It is a violation of an Employee’s duty of loyalty to ARS and its Clients for any Employee, without the prior written consent of the CCO, to:
•rebate, directly or indirectly, to any person, firm, corporation, or association, other than ARS, compensation of any nature as a bonus, commission, fee, gratuity, or other consideration in connection with any transaction on behalf of ARS or a Client account,
•accept, directly or indirectly, from any person, firm, corporation or association, other than ARS, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of ARS or a Client account,
•own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial, or related business, except for a minority stock ownership or other financial interest in any business which is publicly owned, or
•borrow money from any of ARS’ suppliers or Clients; provided, however, that othe receipt of credit on customary terms in connection with the purchase of goods or services is not considered to be a borrowing within the foregoing prohibition, and othe acceptance of loans from banks or other financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, is permitted except where prohibited by law.

Outside Activities of Employees
Policy
Employees are expected to devote their full professional time and efforts to the business of ARS and to avoid any activities that could present actual or perceived conflicts of interest.
Employees must obtain prior approval from the CCO for any outside activity for a review:
•being employed or compensated by any other entity;
•a time commitment that would prevent them from performing their duties for ARS;
•accepting a second job or part-time job of any kind or engaging in any other business outside of ARS;
•active participation in any business in the financial services industry or otherwise in competition with ARS;
•teaching assignments, lectures, public speaking, publication of articles, or radio or television appearances;
•serving as a director, officer, general partner, or trustee of, or as a consultant to, any business, corporation, or partnership, including family-owned businesses, and charitable, non-profit, and political organizations;
•ownership interest in any non-publicly traded company or other private investments; or
•mining cryptocurrency or investing in a company that mines cryptocurrency.

Employees may not serve on the board of any company whose securities are publicly traded, or of any company in which ARS or any Client account owns securities, without the prior written approval of the CCO. This allows for outside activities to be reviewed so that a determination may be made that the activities do not interfere with any of the of the individual’s responsibilities at ARS, and any conflicts of interests may be addressed. For example, if such approval is granted, it may be subject to the implementation of appropriate procedures to ensure there are no conflicts. Consequently, Employees may be asked to step down from his/her board position if the CCO deems it in the best interest of ARS’ Clients.

An individual seeking approval shall provide the following information to the CCO:
•The name and address of the outside business organization;
•A description of the business of the organization;
•Compensation, if any, to be received;
•A description of the activities to be performed; and
•The amount of time per month that will be spent on the outside activity.
Records of requests for approval along with the reasons such requests were granted or denied are maintained by the CCO.

Compliance Procedures
All outside activities conducted by an Employee must be approved prior to participation by the CCO by completing and submitting an Outside Business Activities Questionnaire via ARS’ third-party compliance platform.
The CCO may require full details concerning the outside activity including the number of hours involved and any compensation to be received. In addition, in connection with any approval of an outside activity, such approval may, at the discretion of the CCO, be subject to certain conditions deemed necessary or appropriate to protect the interests of ARS or any Client.

In addition, to the extent that ARS files a Form U-4 for an Employee seeking to engage in an outside business activity, the Form U-4 may need to be updated to reflect the activity.

Gifts and Entertainment
Policy
ARS recognizes the value of fostering good working relationships with individuals and firms doing business or seeking to do business with ARS. Subject to the guidelines below, Employees are permitted, on occasion, to accept gifts and invitations to attend entertainment events. However, Employees should always act in the best interests of ARS and its Clients and should avoid any activity that might create an actual or perceived conflict of interest or impropriety within ARS’ business relationships. Employees should not accept any gifts or entertainment invitations that have the likelihood of influencing their decisions regarding the business transactions involving ARS. Employees should contact the CCO to discuss any offered activity or gift that may create such a conflict. ARS reserves the right to prohibit the acceptance or retention of a gift or offer of entertainment, regardless of value, as it may determine in its sole discretion.
Entertainment may include events such as meals, shows, concerts, theatre events, sporting events, or similar types of entertainment. “Entertainment” also includes in-town and out-of-town trips and seminars where the service provider or counterparty offers to pay for items such as lodging, airfare, meals and/or event expenses. For the purposes hereof, a gift will be deemed to be of significant value if it exceeds
$350.00 per gift from any person or entity doing business or seeking to do business with ARS, and an entertainment event will be deemed to be of significant value if it exceeds $1,000.00 per event from any such person or entity. An entertainment event will only be deemed to be entertainment if a representative of the service provider or counterparty is also attending the event (otherwise, it will be deemed to be a gift). No gift or entertainment may be accepted, however, regardless of value, that has the likelihood of influencing any business decision or relationship of ARS.

Compliance Procedures
ARS has adopted the following principles and procedures governing gifts and entertainment:
•Any gifts or entertainment of significant value (as defined above) offered from an existing or prospective firm service provider or counterparty must be approved by the CCO via the Gift and Entertainment Request feature available via ARS’ third-party compliance technology platform.
•Employees may not accept more than four gifts or attend more than four entertainment events per year, regardless of value, given, or sponsored by the same person or entity without approval from the CCO via the Gift and Entertainment Request feature available via ARS’ third-party compliance technology platform.
•Employees may not request or solicit gifts or entertainment events.
•No gift of cash or cash equivalents may be accepted without approval from the CCO.
•Items such as pens, coffee mugs, or clothing items with a counterparty’s or vendor’s logo are excluded.
•ARS is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary.
•Employees must report any gifts in excess of the de minimis value received in connection with the Employees’ employment to the CCO.

Reporting
•Gifts - Each Employee must promptly report any gifts in excess of the de minimis value received in connection with the Employees’ employment to the CCO. The CCO may require that any such gift be returned to the provider or that an expense be repaid by the Employee.

•Business Entertainment - Each Employee must promptly report any event likely to be viewed as so frequent or of such high value as to raise a question of impropriety to the CCO.

Monitoring
The CCO will periodically monitor reimbursement requests for gifts and business entertainment and electronic communications of Employees to review compliance with this policy.

Recordkeeping
The CCO will maintain records of any gifts and/or business entertainment events reported.

Individual
Employees who may make charitable contributions in cash or services to clients or prospective clients must report each contribution to the CCO. The CCO will compile and report on these contributions. Supervised persons are prohibited from making charitable contributions for the purpose of securing or retaining business.

Corporate
It is the policy of ARS to support not-for-profit organizations (NPOs) that enhance the social welfare and quality of life of the communities where we work and do business. Please note that this policy does not cover political contributions.

All domestic recipients of charitable contributions must possess tax-exempt status under Section 501(c)(3) of the Internal Revenue Code. Contributions to foreign entities are prohibited.

All corporate charitable contributions must be approved by the CCO. In determining whether ARS will make a donation to an NPO, the CCO will consider, among other things:

•Whether the NPO meets the eligibility requirements.
•Whether the NPO’s mission or activities are sensitive, controversial, harmful, or pose either a potential conflict of interest to ARS, or potential injury to its good reputation.
•Whether the donation will be used for a specific, one-time event (e.g., gala dinner) or as part of the NPO’s regular purpose or mission.
•Any benefits received by ARS or its Employees in connection with a donation (e.g., public recognition, table reservation, golf outing, etc.), and any potential conflict of interest for ARS in receiving such benefits.
•Whether the NPO is a client or prospective client.
•Whether the donation was requested by a client or prospective client.

Confidentiality and Privacy Policies
In 1999, Congress enacted the Gramm-Leach-Bliley Act (the "GLBA"), which governs financial institutions' handling of their Clients’ nonpublic, personal information.

ARS Information
The protection of confidential business information is vital to the interests and the success of ARS. Employees may not disclose to third parties, or use for their own personal benefit, any information regarding:

•Advice by ARS to its Clients.
•Securities or other investment positions held by ARS or its Clients.
•Transactions on behalf of ARS or its Clients.
•The name, address or other personal identification information of Clients or investors.

•Personal financial information of Clients or investors, such as annual income, net worth or account information.
•Investment and trading systems, models, processes and techniques used by ARS.
•ARS business records, Client files, Employees information, financial information, Client agreements, supplier agreements, leases, software, licenses, other agreements, computer files, business plans, analyses.
•Any other non-public information or data furnished to the Employee by ARS or any Client or investor in connection with the business of ARS or such Client or investor.
•Any other information identified as confidential or which the Employee may otherwise be obligated to keep confidential.

The information described above is the property of ARS and should be kept strictly confidential. Employees may not disclose any such information to any third party without the permission of the CCO or another authorized officer of ARS, except for a purpose properly related to the business of ARS or a Client of ARS (such as to a Client’s independent accountants or administrator) or as required by law.

Client Information and Privacy Policy
ARS is required by federal regulations to adopt certain procedures designed to protect all Client confidential and nonpublic information and to safeguard personal information contained in both paper and electronic records. The following policy (the “Privacy Policy”) is designed to meet the standards set forth in the federal regulations as well as the Commonwealth of Massachusetts Standards for Protection of Personal Information (to the extent that such standards are applicable). For purposes of this Privacy Policy, the term Client includes, where appropriate, investors in Funds managed by ARS.

Implementation
ARS is committed to:
1)safekeeping personal information collected from potential, current and former Clients and
2)safeguarding against the unauthorized acquisition or use of unencrypted data or encrypted electronic data regarding each Client.

The proper handling of personal information is one of ARS’ highest priorities.
To this end, the Chief Information Security Officer (“CISO”) has been designated to implement, maintain, review and revise, as necessary, a comprehensive information security program. The primary objectives for the CISO are to identify and assess all reasonably foreseeable internal and external risks to the security, confidentiality and/or integrity of any electronic, paper or other records containing personal information, and to evaluate and improve, where necessary, the effectiveness of current safeguards for limiting such risks. To this end, ARS
1)employs ongoing Employee training,
2)sets policy for Employees relating to the storage, access, and transportation of Client records and personal information,
3)reviews the scope of security measures at least annually,
4)reasonably monitors its information systems, including for unauthorized use or access, and

5)reasonably reviews and tests electronic encryption and other elements of its computer security system (including its secure user authentication protocols, secure access control measures and system security agent software).

The CISO and, in his/her absence, the CCO, reviews all contractual relationships with third-party service providers engaged by ARS to ensure adequate protections are in place with respect to the safeguarding of personal information.

Client Information
ARS collects and keeps only such information that is necessary for it to provide the services requested by its Clients and to administer its Clients’ business with ARS. For instance, ARS may collect nonpublic personal information (such as name, address, social security number, assets, income, net worth, copies of financial documents and other information deemed necessary to evaluate the Client’s financial needs) from Clients when they complete a subscription or other form. ARS may also collect nonpublic personal information from Clients or potential Clients as a result of transactions with ARS, its affiliates, its Clients or others (such information to include information received from outside vendors to complete transactions or to effect financial goals).

Sharing Information
ARS only shares the nonpublic personal information of its Clients with unaffiliated entities or individuals as permitted by law and as required to provide services to ARS’ Clients, such as with representatives within our firm, securities clearing firms, insurance companies and other services providers of ARS, or to comply with legal or regulatory requirements.
ARS may also disclose nonpublic personal information to another financial services provider in connection with the transfer of an account to such financial services provider. Further, in the normal course of business, ARS may disclose information it collects about Clients to entities or individuals that contract with ARS to perform servicing functions such as recordkeeping or computer-related services. Finally, ARS may make good faith disclosure of the nonpublic personal information of its Clients to regulators who have regulatory authority over ARS.
Companies hired to provide support services to ARS are not allowed to use personal information for their own purposes and are contractually obligated to maintain strict confidentiality. When ARS provides personal information to service providers, it requires these providers to agree to safeguard such information, to use the information only for the intended purpose and to abide by applicable law.
ARS does not provide personally identifiable information to mailing list vendors or solicitors for any purpose or sell information relating to its Clients to any outside third parties.

Employee Access to Information
Only Employees with a valid business reason have access to Clients’ personal information. These Employees are educated on the importance of maintaining the confidentiality and security of such information and are required to abide by ARS’ information handling practices. ARS employs reasonable procedures to prevent terminated Employees from accessing records containing personal information.

Protection of Information
ARS maintains security standards to protect Clients’ information, whether written, spoken, or electronic. To that end, ARS restricts access to nonpublic personal information to ARS Employees who need to know such information to provide services to Clients. All electronic or computer files containing such information is password secured and firewall protected from access by unauthorized persons. ARS periodically updates and checks its systems to ensure the protection and integrity of information.
ARS also maintains reasonable restrictions upon physical access to records containing personal information and stores such records in secure facilities.

Maintaining Accurate Information
ARS’ goal is to maintain accurate, up to date Client records in accordance with industry standards. ARS has procedures in place to keep information current and complete (including the timely correction of inaccurate information).

Email
Should a Client send ARS a question or comment via email, ARS will share the Client’s correspondence only with those Employees or agents most capable of addressing the Client’s question or concern. All written communications pertaining to such question or comment will be retained by ARS until such time as ARS believes (in its good faith judgment) that it has provided the Client with a complete and satisfactory response. After that time, ARS may archive it according to the requirements of applicable securities laws.
Please note that, unless expressly advised otherwise, ARS’ standard email facilities do not provide means for completely secure and private communications. Although every attempt will be made to keep Client information confidential, from a technical standpoint, there is still a risk. For that reason, do not use unencrypted email to communicate information that is deemed confidential. If the Client wishes, communications with ARS may be conducted via telephone or after initiating a secure email channel using Citrix Sharefile. Additional security is available to Clients if they equip their Internet browser with 128-bit “secure socket layer” encryption, which provides more secure transmissions.

Privacy Notice and Disclosure of Privacy Policy
ARS recognizes and respects the privacy concerns of its potential, current and former Clients. ARS is committed to safeguarding this information. As a member of the financial services industry, ARS provides a Privacy Notice for informational purposes to Clients and Employees and will distribute and update it as required by law. The Privacy Policy is also available upon request.
Any broker, dealer, SEC registered investment adviser or SEC registered investment company must provide initial and annual privacy notices to its Clients.
In November 2009, the SEC, along with seven other agencies, adopted amendments to the rules implementing certain privacy provisions of the GLBA and adopted a model privacy form (the "Model Form"). In order for financial institutions (including investment advisers) to fall within the safe harbor for satisfying their initial and annual privacy notice delivery requirements, financial institutions must start using the Model Form for notices provided after December 31, 2010.
Use of the Model Form is voluntary, and the form functions as a safe harbor for compliance with the privacy disclosure regulations of the GLBA and Regulation S-P. Importantly, however, the safe harbor applies only to the form itself. The safe harbor does not extend to any modifications to the Model Form made by a financial institution, or to any institution specific information entered into the form.
ARS currently uses the Model Form. A copy can be obtained from the CCO.

Violations

ARS imposes reasonable disciplinary measures, which may include termination, for violations of its Privacy Policy.

Cybersecurity Policy
ARS maintains a separate cybersecurity policy. A copy can be maintained by contacting the CISO or the CCO.